Exhibit 99.1

News Release

Peabody Energy Passes 90% Relevant Interest in Macarthur Coal; Proceeds With Compulsory Acquisition of Remaining Shares

ST. LOUIS, Nov. 16, 2011 /PRNewswire via COMTEX/ – Peabody Energy (NYSE: BTU) today announced that PEAMCoal Pty Ltd has begun the process of a compulsory acquisition of all outstanding shares of Macarthur Coal Limited (ASX: MCC) after obtaining a relevant interest in more than 90 percent of the shares. All Macarthur shareholders will now be entitled to receive the increased offer price of A$16.25 per share, consistent with the company’s prior announcements.

“We are very pleased to be acquiring 100 percent of Macarthur shares, which brings clear strategic and financial benefits,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody welcomes Macarthur employees into the Peabody team, and looks forward to completing operational improvements, accelerating the realization of synergies and advancing Macarthur’s growth pipeline.”

The offer under the takeover bid will not be extended further, and will end on 25 November 2011. Shareholders are encouraged to tender shares by the deadline to receive faster cash payment for their shares (within 10 business days after the date of acceptance). Those Macarthur shareholders who do not tender during the offer period will have their shares acquired in a compulsory manner and can expect to be sent their payments in approximately five to six weeks.

A copy of Form 6021 “Notice of Compulsory Acquisition Following Takeover Bid” and an accompanying cover letter will be lodged with the Australian Securities and Investments Commission tomorrow. These will also be filed with the ASX and will be sent to remaining Macarthur shareholders.

Any Macarthur shareholder seeking further information regarding the offer or the compulsory acquisition process should contact PEAMCoal’s Offer Information Line on 1800 992 039 (for callers within Australia) or +61 2 8280 7692 (for callers outside Australia).

Peabody Energy Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.

About Macarthur Coal

Macarthur Coal is a leading producer of low-volatile PCI metallurgical coal with production and development assets in the Bowen Basin, Australia, including the Coppabella and Moorvale Joint Venture, Middlemount and Codrilla. It holds total coal reserves of 270 million tonnes and total resources of approximately 2.3 billion tonnes.

About Peabody Energy

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2010 sales of 246 million tons and nearly $7 billion in revenues, Peabody Energy fuels 10% of U.S. power and 2% of worldwide electricity. For more information about Peabody Energy visit: www.peabodyenergy.com. Contact: Vic Svec (+1 314 342-7768)

SOURCE Peabody Energy